Exhibit 99.1

Thornburg Mortgage Announces $150 Million Senior Note Offering

SANTA FE, N.M—(BUSINESS WIRE)—April 28, 2003—Thornburg Mortgage Inc. (NYSE: TMA) announced today that it intends to raise approximately $150 million through an offering of 10-year senior unsecured notes. The net proceeds from the transaction will be primarily used to fund loans originated by the company and to purchase additional adjustable-rate mortgage securities. The offering will represent long-term capital for the company and will enable the company to diversify its funding sources.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

CONTACT:	Thornburg Mortgage Inc., Santa Fe Leanne L. Gallagher, 505/989-1900 investorrelations@thornburg.com

SOURCE:	Thornburg Mortgage Inc.